For Period ending 11/30/99                                   Series No. 11
File Number 811-4019

Sub-Item 77D:  Policies with respect to security investments
------------------------------------------------------------

On October 1, 1999, the Growth Strategy Fund's asset allocation percentage target ranges were revised in accordance with action taken by the Board of Trustees at its meeting on June 23, 1999. The new percentage target ranges are as follows:

                                               Percentage Target Range
                                                    of Net Assets
      Investment Category                        Old             New
      -------------------                        ---             ---

      Large Cap Stocks                          25-35%          40-75%
      Small Cap Stocks                          25-35%           0-20%
      International Stocks                      15-25%          10-30%
      Bonds                                     15-25%          10-35%
      Money Market Instruments                   0-10%           0-20%

The Fund's portfolio was adjusted to the new target ranges 45 days after October 1, 1999. The 45-day period to adjust the portfolio was intended to minimize portfolio disruption and permit the Fund to purchase and sell securities at the most advantageous prices.